                                                                   EXHIBIT 10.40

                          CONTRACT PURCHASE AGREEMENT

Parties:

Phoenix International Ltd., Inc.                   ERAS JV
500 International Parkway                          13822 SW 128th Street
Heathrow, FL  32746                                Miami, FL  33186
(407) 548-5100                                     (305) 255-1452
Fax (407) 548-5296                                 Fax (305) 255-1741
Attention:  Theodore C. Burns                      Attention: David L. Wilson


ERAS, Inc.                                         TIB Software & Services, Inc.
13822 SW 128th Street                              99451 Overseas Highway
Miami, FL  33186                                   Key Largo, FL  33037-7808
(305) 255-1452                                     (305) 451-4660
Fax (305) 255-1741                                 Fax (305) 451-2157
Attention: David L. Wilson                         Attention: Edward V. Lett



         This Contract Purchase Agreement (the "Agreement") is entered into as of October 21, 1999, by and between Phoenix International Ltd., Inc., a Florida corporation ("Phoenix"), and ERAS JV ("ERAS JV"), a Florida general partnership between ERAS, Inc., a Florida corporation ("ERAS Inc."), and TIB Software & Services, Inc., a Florida corporation ("TIB"). Phoenix and ERAS JV are parties to a Software License and Cooperative Marketing Agreement pursuant to which ERAS JV has been using Phoenix's Banking System to operate an account processing service bureau for financial institutions. Phoenix would like to purchase ERAS JV's account processing business and related assets and ERAS JV would like to transfer such business and assets to Phoenix. Additionally, the parties intend to enter into a new cooperative marketing agreement whereby each party would market the products and services of the other. Therefore, in consideration of the mutual representations, warranties, covenants and agreements of each party set forth below, and upon and subject to the terms and the conditions hereinafter set forth in this Agreement, the parties do hereby agree as follows:



ARTICLE 1

                                  DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.1 "Account Processing Business" means ERAS JV's business related to account processing for financial institutions.

1.2 "Affiliates" of a particular Person means other Persons controlled by, controlling, or under common control with, such Person.

1.3 "Assignment and Assumption Agreement" means the instrument in a form to be negotiated and agreed by the parties and executed and delivered at the Closing pursuant to which ERAS JV will assign the Transferred Contracts to Phoenix or one of its Affiliates and Phoenix or one of its Affiliates will assume the Assumed Liabilities. The Assignment and Assumption Agreement will provide that if Phoenix or its Affiliate materially breaches its obligations to
(i) account processing customers under the Transferred Contracts or (ii) account processing customers which ERAS JV helps procure pursuant to the Cooperative Marketing Agreement, and such breach is not cured within the timeframes set forth in the applicable service contract, then such customers and ERAS JV shall have the right to transfer account processing for such customer or customers to ERAS JV in Miami and Phoenix or its Affiliate would grant ERAS JV a license to the Phoenix Banking System to do such processing.
Any royalty payments remaining from Phoenix to ERAS JV for such customers would cease. ERAS JV would also pay Phoenix a refund of the pro-rata share of the purchase price paid for such client, if applicable. ERAS JV would also pay Phoenix a 15% quarterly royalty on the base processing fees derived from these clients for remainder of the initial term and subsequent renewal terms.

1.4 "Assumed Liabilities" means the liabilities of ERAS JV listed in Exhibit A.

1.5      "Bristol" means Bristol Bank.

1.6 "Bristol Contract" means the account processing agreement between Bristol and ERAS JV dated June 3, 1999.

1.7      "Charter Documents" means the partnership agreement for ERAS JV.

1.8 "Closing" means the consummation of the purchase and sale of the Transferred Assets and Transferred Contracts and other transactions to be completed under the terms of this Agreement.

1.9      "Closing Date" means the date on which the Closing occurs.

1.10 "Disclosure Memorandum" means the memorandum in a form acceptable to Phoenix to be executed and delivered by ERAS JV and the Partners contemporaneously with the execution and delivery of this Agreement containing information required to be disclosed under this Agreement.

1.11 "Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, claim, right of first refusal, lien (including, without limitation any unpaid vendor's lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance on the absolute and unfettered use and ownership of any asset or property.

1.12 "Financial Statements" means the financial statements relating to ERAS JV and the Account Processing Business set forth in the Disclosure Memorandum.

1.13 "GAAP" means generally accepted accounting principles consistently applied.

1.14 "Item Processing Business" means ERAS JV's business related to item processing for financial institutions.

1.15 "Knowledge of ERAS JV" (or words of similar import) refers, with respect to ERAS JV, to all those things known after due inquiry by the Partners, and officers of ERAS JV, and after due inquiry by the supervisors and employees of ERAS JV who reasonably should be assumed to know about the thing or things in question.

1.16     "Partners" means ERAS Inc. and TIB.

1.17 "Relocated Assets" means those assets identified on Exhibit A which are owned by TIB Bank and Bristol and used by ERAS JV to provide account processing services to those entities.


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1.18     "Rule" means any law, statute, rule, regulation, order, court decision, judgment or decree of any federal, state, territorial, provincial or municipal authority or body or trade association or organization, and, when it is commonly proper to follow them, non-compulsory recommendations of any such public authorities and bodies.

1.19 "Tax" or "Taxes" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including but not limited to (a) all taxes levied, imposed or assessed under the Internal Revenue Code of 1986, as amended, or any rule, in the U.S. or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return.

1.20     "TIB Bank" means TIB Bank of the Keys.

1.21 "TIB Contract" means the account processing agreement between TIB Bank and ERAS JV dated February 23, 1998.

1.22 "Transferred Assets" means all right, title and interest of ERAS JV in, to and under the assets listed in Exhibit A.

1.23 "Transferred Contracts" means the contracts to be transferred to Phoenix as listed in Exhibit A.

1.24 "Transferring Employee" means each Employee of ERAS JV listed in Exhibit A to whom Phoenix may make an offer of employment and who accepts such offer.

1.25 "Warranty" means any representation and warranty of ERAS JV and the Partners in this Agreement and in each certificate or other document delivered by them or on their behalf in connection with this Agreement.

                                   ARTICLE 2

                              TERMS OF TRANSACTION

2.1 Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing Phoenix shall purchase the Transferred Assets and Transferred Contracts from ERAS JV and ERAS JV shall sell, transfer, and assign the Transferred Assets and Transferred Contracts to Phoenix or an Affiliate designated by Phoenix.

2.2 Consideration. In consideration of the sale, transfer and assignment to Phoenix of the Transferred Assets at the Closing, Phoenix shall:

         (a) pay ERAS JV the sum of $305,000, plus amounts as set forth in Section 2.4 below (the "Purchase Price") and;

         (b)      shall execute and deliver the Assignment and Assumption
Agreement.

2.3 Payment. The Purchase Price shall be paid at the Closing by wire transfer or by cashier's check.


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2.4      Additional Consideration. If within 180 days after Closing, the term of the TIB Contract or any successor contract to or substitute contract for the TIB Contract is extended to run at least five years following the Closing, then Phoenix shall pay ERAS JV an additional sum of $122,000. If within 180 days after Closing, the guaranteed term of the account processing portion of the Bristol Contract or any successor contract to or substitute contract for the Bristol Contract is extended to run at least five years following the Closing, then Phoenix shall pay ERAS JV an additional sum of $6,000. If the extension of any contract is delayed due to an act or omission of Phoenix or a failure of Phoenix to diligently pursue execution of a new or extended agreement, the time period for such payment shall be extended.

2.5 Cooperative Marketing Agreement. At the Closing, Phoenix and ERAS JV shall cancel their current Cooperative Marketing Agreement and enter into a new five year cooperative marketing agreement (the "Cooperative Marketing Agreement") reasonably acceptable to each party which shall provide at a minimum for the following:

         (a) ERAS JV will refer all current and future prospects for account processing services to Phoenix.

         (b) Phoenix will grant ERAS JV the exclusive right to market Phoenix's account processing and service bureau services in the 5 South Florida counties of Palm Beach, Broward, Dade, Monroe, and Collier. Such right shall not preclude Phoenix from marketing in such territory directly provided that the parties will work together on prospects registered to ERAS JV. The Cooperative Marketing Agreement shall set forth an initial list of financial institutions in the five named counties to be registered to ERAS JV. Phoenix shall register additional prospects at the request of ERAS JV, provided Phoenix is not already in discussions with such prospect and ERAS JV intends in good faith to begin actively marketing to such prospect within a reasonable time period. ERAS JV will be entitled to a quarterly royalty for the initial processing term of registered prospects who sign with Phoenix (not including the clients which are transferred to Phoenix under Section 1 above) equal to 10% of the base processing revenues generated from such clients, excluding revenue from optional or ancillary revenues and any pass-through expenses.

         (c) ERAS JV will receive a 10% royalty on all license fees received for ancillary products sold to TIB or any subsidiary or Bristol Bank.

         (d) ERAS JV will grant Phoenix a non-exclusive right to market ERAS JV's item processing services nationwide. ERAS JV will pay Phoenix a quarterly royalty for the initial processing term for each Phoenix Banking System client or Phoenix Account Processing client or any client signing with ERAS JV due in whole or in part to the marketing efforts of Phoenix equal to 7% of the base processing revenues generated from such clients, excluding revenue from optional or ancillary revenues and any pass-through expenses.

         (e) Phoenix and ERAS JV will jointly market Phoenix's account processing services and ERAS JV's item processing services as an integrated solution in certain parts of the United States. As necessary to support future business, the parties may open additional jointly operated service centers around the U.S. Phoenix will set pricing and terms, and bear all costs associated with the account processing business and ERAS JV will set pricing and terms and bear all costs associated with the item processing business. Cross-selling commissions to incent the sales force will be mutually agreed upon, with such sales commission costs being borne by the business owner.


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         (f)      Phoenix will include ERAS JV as a preferred sub-contractor for certain software and networking services to be offered to Phoenix clients.

         (g) During the term of the Marketing Agreement and for a period of two years thereafter, ERAS JV shall agree not to set up, fund, market, sell, participate in, or assist a third party with any account processing service bureau for financial institutions, except that ERAS JV shall not be prevented from selling its software products and item processing services to any party.
In addition, ERAS JV can provide item processing services to any financial institution that obtains account processing service bureau other than Phoenix.

2.6 Transfer of Customers. Following the Closing, ERAS JV shall assist Phoenix in transferring the customers under the Transferred Contracts to Phoenix. Phoenix will contract with ERAS to assist with the initial set-up of Phoenix's Orlando data center and the relocation of the account processing business from Miami to Orlando. Phoenix will provide all transition equipment and software necessary to transfer customers and to facilitate testing and readiness for such transfer. The customer transfers will occur on a mutually agreed upon 3-day weekend, anticipated to occur in the first quarter of 2000, subject to Phoenix's data processing center being ready. Phoenix shall pay ERAS JV for all work done on a time and materials basis at 75% of ERAS JV's professional service rates, but in any case not to exceed $900 per day. The Relocated Assets are owned or licensed by TIB and Bristol and will be relocated to Orlando. Prior to the Closing, ERAS JV shall get a consent from each of these entities to move the Relocated Assets in conjunction with the assignment of the Transferred Contracts.

2.7 Post Closing Space Sharing and Customer Service. Following the Closing, Phoenix may run the Account Processing Business from ERAS JV's premises until the customers are transferred as specified in Section 2.6. During such period, Phoenix shall reimburse ERAS JV for reasonable allocation of the cost of ERAS JV's space, utilities, administrative expenses, and other resources used by Phoenix. Until Phoenix hires enough employees (including the Transferring Employees) to operate the Account Processing Business, ERAS JV shall provide all services under the Transferred Contracts and for other account processing customers signed by Phoenix. All such services shall be provided pursuant to the terms of processing agreements with such customers under the supervision and direction of Phoenix. ERAS JV shall invoice Phoenix and Phoenix shall pay ERAS JV for such services at ERAS JV's cost for resources provided. Phoenix shall pay ERAS JV a rate of $500 per day for time actually spent by David
Wilson providing management services in support of such customers.

2.8 Employees. Phoenix may interview and make offers of employment to the Transferring Employees. Those employees who accept a position with Phoenix will be subject to relocation to Orlando under Phoenix's relocation program.

2.9 Right of First Refusal. From the time of the Closing, and only so long as the Cooperative Marketing Agreement has not terminated ERAS JV and the Partners agree that Phoenix shall have a right of first refusal to purchase the partnership interests in ERAS JV and the Item Processing Business on the following terms:

         (a) Transfer of the Item Processing Business. Other than the ordinary course of business, ERAS JV agrees not to transfer or dispose of any or all of the Item Processing Business or any or all of the assets used by ERAS JV to operate the Item Processing Business (for purposes of this section, collectively the "Item Processing Business") except in accordance with the following procedure:


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                  (i)      If ERAS JV receives a bona-fide arm's-length cash
                  offer to purchase some or all of the Item Processing Business, and ERAS JV desires to accept such offer ERAS JV shall submit a written offer to sell such Item Processing Business to Phoenix. Any such written offer shall (1) identify the person to which ERAS JV proposes to sell the item processing business, (2) specify the terms and conditions, including price, of the proposed sale, and (3) offer Phoenix the opportunity to purchase such Item Processing Business on terms and conditions, including price, not less favorable to Phoenix than the terms and conditions on which ERAS JV proposes to sell such Item Processing Business to any other purchaser.

                  (ii) Phoenix may elect to purchase the Item Processing Business subject to such offer by delivering written notice thereof to ERAS JV which, when taken in connection with the written offer to Phoenix, shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Item Processing Business covered thereby.

                  (iii) If Phoenix does not notify ERAS JV of its intent to purchase the Item Processing Business subject to the offer within 20 business days after receipt of the offer or does not elect to purchase the Item Processing Business subject to the offer, the offer shall be deemed to have been rejected in its entirety and ERAS JV may sell the Item Processing Business subject to the offer pursuant to the terms set forth in the offer at any time within 30 days after expiration of such notice periods. Any such sale shall be to the person originally named in the offer as the proposed purchaser and shall not be at a price and upon other terms and conditions, if any, more favorable to such purchaser than those specified in the offer. After such 30-day period, or if ERAS JV proposes to sell its Item Processing Business to a different purchaser, or at a lower price, or on terms and conditions more favorable to the purchaser than those specified in the offer, ERAS JV must first comply again with the requirements of this Section.

         (b) Transfer of the Partnership Interests. "Interest" as used in this paragraph shall refer to any partnership interest in ERAS JV and any voting shares of ERAS, Inc. Party refers to ERAS JV, ERAS, Inc. TIB, and David Wilson. ERAS, Inc., TIB, and David Wilson agree not to dispose of or transfer any Interest to anyone not a party to this Agreement, and ERAS JV and ERAS Inc. agree not to issue to any new Interest to anyone who is not a party to this Agreement, except as set forth below:

                  (i) If a Party receives a bona-fide arm's-length cash offer to purchase an Interest and such party desires to accept the offer; such Party shall submit a written offer to sell such Interest to Phoenix. Any such written offer shall
                  (1) identify the person to which the Partner proposes to sell or issue the partnership interest, (2) specify the terms and conditions, including price, of the proposed sale, and (3) offer Phoenix the opportunity to purchase such Interest on terms and conditions, including price, not less favorable to Phoenix than the terms and conditions on which the Party proposes to sell or issue such Interest to any other purchaser.

                  (ii) Phoenix may elect to purchase all of such Interest subject to such offer by delivering written notice thereof to the Party proposing to issue or sell such Interest, which, when taken in connection with the written offer to Phoenix, shall


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                  constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Interest covered thereby.

                  (iii) If Phoenix does not notify the Party of its intent to purchase the Interest subject to the offer within 20 business days after receipt of the offer or does not elect to purchase all of the Interest subject to the offer, the offer shall be deemed to have been rejected in its entirety and such Party may sell all such Interest subject to the offer pursuant to the terms set forth in the offer at any time within 30 days after expiration of such notice periods. Any such sale shall be to the person originally named in the offer as the proposed purchaser and shall not be at a price and upon other terms and conditions, if any, more favorable to such purchaser than those specified in the offer. After such 30-day period, or if a Party proposes to sell or issue an Interest to a different purchaser, or at a lower price, or on terms and conditions more favorable to the purchaser than those specified in the offer, such Party must first comply again with the requirements of this Section.

         (c) Issuance of Shares to Union Bank. Notwithstanding the foregoing, ERAS JV may issue a partnership interest to Union Bank or to its employees without complying with the foregoing provisions, provided that Union Bank or such employees agree to be bound by the provision of this section.

         (d) ERAS, Inc. Stock Option Plan. Noth withstanding the foregoing, ERAS, Inc. may issue stock to its employees pursuant to any written stock option incentive plan adopted by ERAS, Inc. for its employees.

         (e) ERAS, JV Partnership Agreement. The rights of first refusal held by TIB and ERAS, Inc. pursuant to the ERAS, JV Partnership Agreement are superior to and take precedence over Phoenix's refusal rights set forth in section 2.9 (b) above.

2.10 TIB Contract. Prior to the Closing, TIB Bank shall consent to the assignment of the TIB Contract to Phoenix or one of its Affiliates. TIB Bank and Phoenix shall use their best efforts to enter into a new processing agreement by Closing, or as soon thereafter as possible. The new agreement will have at a minimum the following terms:

         (a)      a term of five years,

         (b) pricing for account processing no less favorable than under the current TIB Contract, including a reduction in fees for each of the first three banks implemented for live account processing by Phoenix in addition to TIB Bank (including Bristol Bank) in the following five Florida counties: Dade, Broward, Collier, Monroe, Palm Beach, but notwithstanding the foregoing, the agreement shall include a minimum processing fee payable to Phoenix of $24,650 per month.

         (c) pricing for monthly account processing and implementation fees for the Internet Banking System, the Voice Response System and Safe Deposit Box System, if requested by TIB Bank, will be no less favorable than under the current TIB Contract,

         (d) pricing for ATM Processing with the Phoenix/Mosaic Postillion Issuer Configuration Software will equal the lesser of (i) fifty percent of the cost savings that might be realized from renegotiating agreements with MPS that result in shifting functionality from MPS to Phoenix, or


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(ii) Phoenix's monthly ATM processing fees, equal to $1,500 per month plus
$0.25 for each ATM card outstanding at the month-end in excess of 6,000 cards,

         (e) there will be no additional software or hardware purchase cost to support the Phoenix/Mosaic software,

         (f) the agreement will incorporate performance standards no less favorable than those set forth in Exhibit B,

         (g) the agreement will provide that TIB Bank is responsible for the purchase of any additional equipment or equipment upgrades which become necessary or advisable due to an increase in TIB's Bank processing requirements or to support additional products or services requested by TIB Bank.

2.11 Resolution of TIB Issues. Phoenix shall work with TIB Bank to address issues relating to the TIB Contract as follows:

         (a) Release 2.5. Phoenix will provide assistance as necessary for TIB Bank and ERAS JV to implement Release 2.5 of the Phoenix System for TIB on October 23 and 24, 1999 for live use on October 25, 1999.

         (b) Offline Teller System. Phoenix will install the Offline Teller System for TIB Bank by November 15, 1999. Prior to such installation, Phoenix shall provide TIB Bank with SQLBase 7.0 along with the proper number of seat licenses, at the following agreed cost, payable following acceptance:

                  11 units of SQLbase server, 5 concurrent users             $13,145

                  Annual Support Fee                                         $3,988/year

TIB Bank shall promptly test such upgrade and install it as soon as possible following successful completion of testing and acceptance, which will not be unreasonably delayed or withheld. Following the installation of Release 2.5 of the Phoenix System for TIB Bank, Phoenix shall rebuild the database for each TIB Bank branch location that will test or run Off Line Teller.

         (c) On Line ATM. Phoenix will install the Phoenix/Mosaic Postillion Issuer Configuration Software for TIB Bank. This component is under development and will be implemented for TIB Bank as soon as it is commercially available, with a target installation date of March 31, 2000. This software will provide an on-line interface to a single switch operated by MPS, at no additional hardware or software cost to TIB.

         (d) Loan Application. Phoenix agrees to focus the efforts of its Client Services Division and Development staff to address issues that have been identified by TIB Bank as not working with the Phoenix loan application. These issues have been reported to Phoenix and Client Care Services Manager, Katy Sue Lewis, who is scheduled to visit TIB Bank and work on these issues with the appropriate bank personnel on October 27, 1999 through October 29, 1999, in order to fully review and identify an accepted work around or fix to these issues, and an action plan will be reasonably agreed by November 30, 1999.

2.12     The Closing.

         (a) The Closing shall take place, subject to the satisfaction or waiver of the conditions set forth herein, at 10 a.m., October 25, 1999, in the offices of Nelson Mullins Riley & Scarborough,


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LLP in Atlanta, GA or on such other date and at such other time and place as the parties shall agree in writing.

         (b) At the Closing, ERAS JV shall deliver to Phoenix the following in a form reasonably acceptable to Phoenix:

                  (i) a legal opinion of counsel to ERAS JV concerning, among other things, the due authorization, execution, delivery, and enforceability of this Agreement and all other agreements contemplated herein, the effectiveness of the transfer of the Transferred Assets and Transferred Contracts, and other reasonable and customary matters;

                  (ii)     the Assignment and Assumption Agreement;

                  (iii)    the Cooperative Marketing Agreement; and

                  (iv) all business and financial files and records of ERAS JV relating to the Transferred Assets, the Transferred Contracts, and the Transferring Employees, including payment records, financial statements and all other information, files and records which Phoenix may require to run the Account Processing Business after the Closing to the same extent as run by ERAS JV prior to the Closing. ERAS JV shall be entitled to retain a copy of such books and records solely for archival purposes.

         (c) At the Closing, Phoenix shall deliver to ERAS JV the following in a form reasonably acceptable to ERAS JV:

                  (i)      the Assignment and Assumption Agreement;

                  (ii)     the Cooperative Marketing Agreement; and

                  (iii) a legal opinion of counsel to Phoenix concerning, among other things, the due authorization, execution, delivery, and enforceability of this Agreement and all other agreements contemplated herein, and other reasonable and customary matters;

         `        (iv)     the Purchase Price as set forth in Section 2.2 above



                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF ERAS JV AND PARTNERS

To induce Phoenix to execute, deliver and perform this Agreement, and in acknowledgment of Phoenix's reliance on the following Warranties, each of ERAS JV and ERAS Inc. hereby jointly and severally represent and warrant to Phoenix as follows as of the date hereof and as of the Closing:

3.1      Organization, Power and Authority of ERAS JV.

         (a) ERAS JV is a general partnership duly formed and validly existing under the laws of the state of Florida and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.


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         (b)      ERAS JV is not, nor is on the point of being (i) subject to any bankruptcy or insolvency related procedure in respect of part or all of its assets, or (ii) involuntarily liquidated.

         (c) ERAS JV is owned 30% by TIB and 70% by ERAS, Inc. ERAS Inc. is owned by the following shareholders in the following percentages:

                  Shareholder                        Percentage
                  -----------                        ----------

                  David and Marguerite Wilson              70%
                  Carlos Rodriguez, Sr.                    10%
                  Carlos Rodriguez, Jr.                    10%
                  Richard Dailey                           10%

         (d) The Disclosure Memorandum sets forth the name, address and jurisdiction of organization, and percentage ownership of ERAS JV of each Partner.

         (e) The Disclosure Memorandum contains a true, complete and correct copy of the Partnership Agreement for ERAS JV in effect on the date hereof.

         (f) The current officers and directors of ERAS JV are listed in the Disclosure Memorandum.

         (g) Except as set forth in the Disclosure Memorandum, ERAS JV has obtained all necessary consents, approvals, authorizations, or estoppels of any other Person or governmental or regulatory authority required to be obtained to execute and perform under this Agreement and to authorize and permit ERAS JV to transfer, or cause to be transferred, to Phoenix all of the Transferred Assets and Transferred Contracts. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of ERAS JV required to take such action and will not, without the giving of notice or the lapse of time, or both (i) violate or conflict with any of the provisions of the any Charter Document; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which any ERAS JV is a party or by which any ERAS JV or any of its properties may be bound; (iii) violate any Rule; or (iv) result in the creation or imposition of any Encumbrance upon any of the Transferred Assets, the Transferred Contracts, or the Account Processing Business.

3.2 Compliance with Law. ERAS JV has not violated any order of any court, governmental authority, arbitration board, or tribunal to which it is or was subject, nor is ERAS JV in violation of any Rule, the violation of which would have an adverse effect on any of the Transferred Assets, Transferred Contracts, or the Account Processing Business.

3.3 Financial Matters. The Financial Statements, including the footnotes thereto, are true, complete and correct, have been prepared in accordance with the Accounting Standards, consistently applied, and fairly present the financial position of ERAS JV and the Account Processing Business as of the dates thereof and the results of their operations for the respective periods thereof.


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3.4      Indebtedness. The Disclosure Memorandum sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of ERAS JV which relate in any way to the Transferred Assets, Transferred Contracts, or the Account Processing Business, including any indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, and all conditional sales contracts, pledges and other security arrangements with respect to any of the Transferred Assets, Transferred Contracts, or the Account Processing Business. Except as set forth in the Disclosure Memorandum, ERAS JV is not in default with respect to any such indebtedness.

3.5 No Undisclosed Liabilities. Except as and to the extent shown in the Disclosure Memorandum, as of the date hereof, ERAS JV did not have any liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise, relating to the Transferred Assets, Transferred Contracts, or the Account Processing Business.

3.6      Tax Matters.

         (a) Tax and Employee Benefit Returns. ERAS JV has correctly and timely (i) filed all Tax and Employee Benefit returns required to be filed in the manner required by Tax and Employee Benefit authorities, (ii) responded to information requested by said authorities and (iii) made all Tax and Employee Benefit payments at due dates.

         (b)      Other Matters. Except as set forth in the Disclosure
Memorandum: (i) ERAS JV has not entered into any transaction which could be disregarded or recharacterized for Tax or Employee Benefit purposes on the grounds that it aimed at the avoidance of Tax or Employee Benefit obligations; and (ii) ERAS JV is not the subject matter of any inquiry, investigation or audit relating to Tax or Employee Benefit matters and have not been informed of any proposed audit.

3.7 Litigation. Except as set forth in the Disclosure Memorandum, there is no action, suit, investigation or proceeding pending or, threatened against or affecting ERAS JV, the Account Processing Business, the Transferred Assets, or the Transferred Contracts before any court or by or before any governmental body or arbitration board or tribunal, nor is there a basis for any such action, suit, investigation or proceeding.

3.8      Assets.

         (a) Description. The Disclosure Memorandum sets forth a general description and the location of all personal property and leasehold improvements included in the Transferred Assets.

         (b) Title. ERAS JV has good, valid and marketable title to all of the Transferred Assets, free and clear of any and all Encumbrances. After the Closing, no Encumbrance will interfere with the use of the Transferred Assets or the Transferred Contracts or the conduct of the Account Processing Business as presently conducted by ERAS JV or proposed to be conducted by Phoenix. After the Closing, Phoenix shall have good, valid and marketable title to all of the Transferred Assets free and clear of any and all Encumbrances.

         (c) Possession. All tangible Transferred Assets are on ERAS JV premises, in their possession and control. No one else has any right, title or interest in any of the Transferred Assets.

         (d) All Necessary Assets. The Transferred Assets are all the assets necessary for the conduct of the Account Processing Business by Phoenix after the Closing in the same manner as it has been conducted by ERAS JV.

         (e) Condition. The tangible Transferred Assets are in good condition and repair, in satisfactory working order, and are suitable for their respective intended and future uses.



3.9 Suppliers and Customers. The Disclosure Memorandum contains a list of each supplier of goods or services to ERAS JV to whom ERAS JV paid in the aggregate more than $5,000 during the 12-month period ended September 30, 1999 in relation to the Accounts Processing Business, together with the amount paid during such period.

3.10 Trade Secret and Employment Claims. No third party has claimed that ERAS JV, any Partner, or any director, officer, manager, employee or agent of ERAS JV, in respect of activities on behalf of ERAS JV or in respect of the operation of the Account Processing Business to date, has (i) violated any of the terms or conditions of any employment contract with a third party, (ii) infringed any patent, trademark or copyright of a third party, (iii) disclosed or used any trade secrets or proprietary information or documentation of such third party, or (iv) interfered in the employment relationship between a third party and any of his or its employees; nor has any such violation, disclosure, use or interference occurred.

3.11     Contracts. Except as set forth in the Disclosure Memorandum:

(a) Each Transferred Contract is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable in accordance with its terms; no Transferred Contract has been canceled or otherwise terminated, and there is no threat to do so.

         (b) There are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults under any Transferred Contract.

3.12     Labor Matters.

         (a) ERAS JV is in compliance with all Rules respecting employment and employment practices, terms and conditions of employment, wages and hours.

         (b) ERAS JV is not nor has been engaged in any unfair labor practice, and no unfair labor practice complaints against ERAS JV are pending before the National Labor Relations Board or similar authority. There are no labor strikes or other labor trouble actually pending, being threatened against, or affecting ERAS JV; relations between management and labor are amicable; and there have not been, nor are there presently, any attempts or plans to organize ERAS JV's employees.

         (c) There is no agreement, arrangement or understanding between ERAS JV and any trade union, any representative of any trade union or any bargaining unit in respect of any of the Transferring Employees.

3.13     Employees.

         (a) The Disclosure Memorandum sets forth as to each Transferring Employee his or her name, the date on which he or she was hired, the basic rate of pay (separately listing any bonus), a true and correct estimate of each of the Transferring Employee's accrued sick leave entitlement up to the Closing Date, a true and correct estimate of each of the Transferring

Employee's accrued vacation up to the Closing Date, and a true and correct estimate of all other benefits actually or continently accruing to any Transferring Employee as of the Closing Date. Except as set forth in the Disclosure Memorandum, ERAS JV does not have any obligation to pay severance to any Transferring Employee under any circumstances, contingent or otherwise.

         (b) Except as set forth in the Disclosure Memorandum, ERAS JV has not entered into any agreement with any Transferring Employee, for a fixed term or otherwise.

         (c) Since their hire, each Transferring Employees has received normal raises (subject to normal performance criteria), and all remuneration for shift, weekend and/or casual work has been negotiated and agreed upon with the applicable employees on a case-by-case basis.

         (d) During the last five years no significant accident or injury to a Transferring Employee has occurred at ERAS JV.

         (e) ERAS JV have made available to Phoenix all employment records for each Transferring Employee.

         (f) To ERAS JV's knowledge, no Transferring Employee is under any obligation which would prevent or limit such employee from performing any duty in furtherance of the Account Processing Business, including without limitation any no-compete, no-hire, or non-solicitation obligation pursuant to any employment or other agreement with any party.

         (g) No Transferring Employee has made any claim or instituted any action of any kind against ERAS JV or either Partner.

3.14     Employee Benefit Plans and Arrangements.

         (a) Plans and Obligations. ERAS JV has maintained, funded and administered in compliance, in all respects, with all Rules, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended and all regulations and rulings related thereto, all plans, arrangements, agreements, commitments, promises and other obligations of ERAS JV, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded and other obligations under which ERAS JV have been, are or will be obligated to provide benefits to any of the Transferring Employees. There are no penalties, interest or Taxes related to the Plans due to any federal or state authority which would effect the Transferring Employees.

         (b) No Payments. The consummation of the transactions contemplated by this Agreement will not (i) entitle any Transferring Employee to any severance pay or any other payment contingent upon a change in control or ownership of ERAS JV or its assets or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any Transferring Employee.

3.15 Adverse Information. Neither ERAS JV nor any Partner has withheld information about any conditions, facts or circumstances that have had or reasonably could be expected to have an adverse effect on the value of the Transferred Assets, Transferred Contracts, or the Account Processing Business.

3.16 Other Information. No representation, warranty or statement made by any ERAS JV or Partners in this Agreement, the Disclosure Memorandum or any other document or instrument furnished to Phoenix in connection with the transactions contemplated herein, contains or will contain any untrue statement or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE 4

                      CONDUCT OF BUSINESS PRIOR TO CLOSING

Pending the Closing, ERAS JV will operate and conduct the Account Processing Business diligently and only in accordance with reasonable prior practices and will not make or institute any material changes in methods of purchase, sale, management, distribution, marketing, accounting or operation except with the prior written consent of Phoenix. Pursuant thereto and not in limitation of the foregoing:

4.1 Maintenance of Assets, Permits, Business. ERAS JV shall maintain the Transferred Assets in their present state of repair (ordinary wear and tear excepted), shall use its best efforts to keep available the services of the Transferring Employees, continue in all contractual obligations under the Transferred Contracts in accordance with their respective terms and preserve the goodwill, if any, of the Account Processing Business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations. ERAS JV shall maintain all ERAS JV Permits and shall obtain any permit or license required to conduct the Account Processing Business.

4.2 Notice of Disputes. ERAS JV shall promptly advise Phoenix of the details of any disputes, claims, actions, suits or proceedings pertaining to or otherwise adversely affecting the Transferred Assets, Transferred Contracts, or the Account Processing Business.

4.3 No Action without Consent. ERAS JV shall not take any of the following actions after the date of this Agreement without the prior written consent of
Phoenix:

         (a) sell, assign, transfer or otherwise dispose of any of the Transferred Assets;

         (b)      subject any Transferred Asset to an Encumbrance;

         (c) increase or announce any increase of any salaries, wages or benefits for Transferring Employees, (except as required in the ordinary course of business; such as anniversary date salary or wage increases consistent with reasonable past practice), or hire, commit to hire or terminate any employee;

         (d)      amend or terminate any Transferred Contract;

         (e) solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the Accounting Processing Business;

         (f) do any act, omit to do any act or permit any act within its control which will cause a material breach or untruth of any Warranty or obligation contained in this Agreement or any obligations contained in any contract;

         (g) take any action which would have an adverse effect on any ERAS JV Permit.

Neither Phoenix, nor any of its Affiliates, shall incur any liability to ERAS JV arising out of, related to or in connection with the Phoenix's directing and supervising the Account Processing Business under the authority of this Section.



                                   ARTICLE 5

                            COVENANTS OF THE PARTIES

5.1 Cooperation. ERAS JV and the Partners, on the one hand, and Phoenix, on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder, and to allow Phoenix to operate the Account Processing Business after Closing in the manner in which it was operated before the Closing.

5.2 Access. Prior to the Closing, ERAS JV shall (i) provide Phoenix and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Phoenix may from time to time reasonably request with respect to ERAS JV and the transactions contemplated by this Agreement; (ii) provide Phoenix and its designees complete access to the books, records, offices, personnel, counsel, accountants, and actuaries of ERAS JV as Phoenix or its designees may from time to time request; and (iii) permit Phoenix and its designees to make such inspections of ERAS JV premises as Phoenix may reasonably request. No such investigation shall limit or modify in any way ERAS JV's or any Partner's obligations with respect to any breach, inaccuracy or untruth of its representations, warranties, covenants or agreements contained herein. Any information so furnished by ERAS JV or Partners shall be true, current and complete in all respects and shall not contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein not misleading.

5.3 Records. ERAS JV shall provide to Phoenix, as soon as is reasonably practicable after the Closing, copies of any and all files, records or other data in their possession or under their control in respect of or relating to the Transferred Assets, Transferred Contracts, or the operation of the Account Processing Business.

5.4 Expenses. Whether or not the expenses are incurred before or after the Closing, each of the expenses incurred by Phoenix, ERAS JV, and Partners in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees, commissions, and expenses of agents, representatives, counsel, accountants, brokers and finders, shall be paid by the party that incurred such expenses.

5.5      Tax Matters.

         (a) ERAS JV shall pay all Taxes arising from or relating to the sale of the Transferred Assets or Transferred Contracts to Phoenix and the other transactions contemplated by this Agreement.

         (b) ERAS JV shall file and control any returns required to be filed by ERAS JV after the Closing Date.

         (c) ERAS JV and Phoenix will cooperate and coordinate with regard to allocation of the purchase price for tax and account purposes.


5.6 Survival of Warranties. The Warranties will not merge, but will survive the Closing.

5.7      Indemnification.

         (a) By ERAS JV and Partners. Partners and ERAS JV (the "Indemnifying Parties") jointly and severally shall indemnify, reimburse, and hold harmless Phoenix, its Affiliates and any successor or assigns (the "Indemnified Persons") for any and all direct or indirect claims, losses, liabilities (actual or contingent), damages (including special and consequential damages), costs (including court costs) and expenses (including all attorneys' and accountants' fees and expenses) (hereinafter "a Loss" or "Losses"), as a result of or in connection with (i) any breach, inaccuracy or untruth of any Warranty, whether such breach, inaccuracy or untruth exists or is made on the date of this Agreement or as of the Closing; or (ii) any breach of or noncompliance by ERAS JV, or any Partner of any covenant or agreement of ERAS JV or Partners contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement; (iii) any misstatement or omission in any Financial Statements. Notwithstanding the foregoing, no claim for indemnification may be made by an Indemnified Person unless and until the cumulative total of all Losses exceeds $5,000.00. Once Losses exceed such amount, the Indemnified Persons may recover all Losses. The foregoing limitation shall not apply to any Loss either intentionally caused by any ERAS JV or the Partners or of which any ERAS JV or the Partners had prior knowledge.

         (b) By Phoenix. Phoenix (an "Indemnifying Party") shall indemnify, reimburse, and hold harmless ERAS JV and the Partners, their Affiliates and any successor or assigns (the "Indemnified Persons") for any and all direct or indirect claims, losses, liabilities (actual or contingent), damages (including special and consequential damages), costs (including court costs) and expenses (including all attorneys' and accountants' fees and expenses) (hereinafter "a Loss" or "Losses"), as a result of or in connection with any breach of or noncompliance by Phoenix of any covenant or agreement of Phoenix contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement. Notwithstanding the foregoing, no claim for indemnification may be made by the Indemnified Persons unless and until the cumulative total of all Losses exceeds $5,000.00. Once Losses exceed such amount, the Indemnified Persons may recover all Losses. The foregoing limitation shall not apply to any Loss either intentionally caused by any Phoenix or of which Phoenix had prior knowledge.

         (c) Notification. The Indemnifying Parties hereby undertakes to notify the Indemnified Persons without delay of the occurrence of any event which constitutes or may with the passage of time constitute an event entitling any Indemnified Person to indemnification under this Section.

         (d) Notice of Claim. To seek indemnification hereunder, an Indemnified Person shall notify the Indemnifying Parties of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

         (e) No Prejudice. Nothing herein shall prevent an Indemnified Person from making a claim for a Loss hereunder notwithstanding its knowledge of the Loss or possibility of the Loss on, prior to, or after the Closing Date.

         (f) Other Rights. The indemnities granted hereunder are in addition to and not in substitution for any other right or remedy an Indemnified Person may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking any steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary.

5.8 Casualty. ERAS JV shall bear the risk of any loss or damage or destruction to any of the Transferred Assets from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any significant portion of such assets as a result of fire, casualty, or other causes prior to the Closing, ERAS JV shall immediately notify Phoenix of the same in writing, stating with particularity the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement, and repair of such assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Phoenix shall have the option, but not the obligation, exercisable within 15 days after receipt of such notice from ERAS JV to:

         (a) Postpone the Closing until such time as such assets have been completely repaired, replaced, or restored; or

         (b) Elect to consummate the Closing and accept such assets in their "then" condition, in which event ERAS JV shall assign to Phoenix all rights under any insurance claim covering the loss and pay over to Phoenix any proceeds under any such insurance policy theretofore received by ERAS JV with respect thereto.

5.9 Funds Received After Closing. Any and all funds to which Phoenix is entitled pursuant to this Agreement received by ERAS JV (or any party to this Agreement other than Phoenix) after Closing in respect of the Transferred Contracts shall be remitted to Phoenix immediately upon receipt.

5.10 No Public Announcements. Prior to Closing, without the prior written consent of the other parties, neither Phoenix, Partners, nor ERAS JV shall make any press release or other public disclosure, or make any statement to any customer, supplier or other person with regard to the transactions contemplated by this Agreement, except as required by law. After Closing, without the prior written consent of Phoenix, neither ERAS JV nor Partners shall make any press release or other public disclosure, or make any statement to any customer, supplier or other person with regard to the transactions contemplated by this Agreement, except as required by law and after consultation with Phoenix. Notwithstanding the foregoing, ERAS JV acknowledges that Phoenix announced the acquisition of ERAS JV at its user conference in early October, and ERA JV and the Partners waive any and all claims any of them may have against Phoenix arising out of such announcement, including but not limited to any claim for any breach of this or any other agreement between the parties.

5.11 Acquisition Proposals. Prior to the Closing or termination of this Agreement, neither ERAS JV nor the Partners shall, and shall not permit any officer, director, employee or agent of any ERAS JV or any Affiliate thereof
(a) to solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any person relating to any acquisition or purchase of any or all of the Transferred Assets, the Transferred Contracts, or the Account Processing Business (an "Acquisition Proposal"), or (b) to participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other Person.

5.12 Closing. Each of the parties shall use reasonable commercial efforts to close the transactions contemplated herein on or before October 25, 1999, or such other date as the parties may mutually agree upon.

5.13 Break Up Fee. In the event that the Closing does not occur by the end of November 1999 due a breach of the terms of this Agreement or of any obligation of Phoenix or ERAS JV to close hereunder, the breaching party shall pay the other party a break up fee equal to $30,500.


                                   ARTICLE 6

               CONDITIONS TO OBLIGATIONS OF ERAS JV AND PARTNERS

The obligations of ERAS JV to consummate the sale of the Transferred Assets and Transferred Contracts hereunder shall be subject to the satisfaction (or waiver by ERAS JV) at or prior to the Closing Date of each of the following conditions:

6.1 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened before any court or governmental agency, which has resulted in the restraint or prohibition of ERAS JV, or in the reasonable opinion of counsel for ERAS JV could result in the obtaining of material damages or other relief from ERAS JV, in connection with this Agreement or the consummation of the transactions contemplated hereby.

6.2 Representations, Warranties and Covenants. Each of the representations and warranties of Phoenix contained in this Agreement shall be true in all respects as of the time of the Closing with the same force and effect as though made at that time; Phoenix shall have performed and complied in all respects with the respective covenants and agreements set forth herein to be performed or complied with by it at or before the Closing; and Phoenix shall have delivered to ERAS JV a certificate, signed on behalf of Phoenix by its President or CEO to all such effects.

6.3 Execution and Delivery of Documents. Phoenix shall have delivered the Purchase Price and executed and delivered all the documents required herein and all other agreements, certificates and other documents delivered by Phoenix hereunder shall be in form and substance satisfactory to counsel for ERAS JV.

                                   ARTICLE 7

                     CONDITIONS TO OBLIGATIONS OF PHOENIX

The obligations of Phoenix to be performed hereunder shall be subject to the satisfaction (or waiver by Phoenix) at or before the Closing of each of the following conditions:

7.1 Representations, Warranties and Covenants. Each of the representations and warranties of ERAS JV and Partners contained in this Agreement shall be true in all respects as of the time of the Closing with the same force and effect as though made at that time; ERAS JV and Partner shall have performed and complied in all respects with the respective covenants and agreements set forth herein to be performed or complied with by it at or before the Closing; and ERAS JV and each Partner shall have delivered to Phoenix a certificate, signed on behalf of ERAS JV by its President, and by each Partner to all such effects.

7.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened before any court or governmental agency, which has resulted in the restraint or prohibition of Phoenix, or in the reasonable opinion of counsel for Phoenix could result in the obtaining of material damages or other relief from Phoenix, in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.3 Execution and Delivery of Documents. ERAS JV and Partners shall have executed and delivered all the documents required herein; and all other agreements, certificates and other documents delivered by ERAS JV to Phoenix hereunder shall be in form and substance satisfactory to counsel for Phoenix.

7.4 No Adverse Change. ERAS JV shall not have suffered any adverse change in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

7.5 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

7.6 Due Diligence. Phoenix shall have completed its due diligence concerning the Transferred Contracts, the Transferred Assets, and the Account Processing Business to its reasonable satisfaction, and shall not have identified any fact, circumstance, or contingency which would in Phoenix's opinion have or likely have a material adverse effect on the value of the Transferred Contracts, the Transferred Assets, or the Account Processing Business.

7.7 Other Necessary Consents. ERAS JV shall have obtained the consent of each of TIB Bank and Bristol Bank to assign the Transferred Contracts, and to move the hardware and software used to process their accounts to Orlando. Further, ERAS JV shall have obtained all consents listed in the Disclosure Memorandum, and all other consents, the failure of which to obtain would have a material adverse effect on the Account Processing Business or the Transferred Assets. With respect to each such consent, approval and estoppel, Phoenix shall have received written evidence, satisfactory to them, that such consent, approval or estoppel has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

7.8 Encumbrances. All of the Transferred Assets shall be free and clear of all Encumbrances.


                                   ARTICLE 8

                                 MISCELLANEOUS

8.1 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier or express mail service or by postage pre-paid certified or registered mail, return receipt requested (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication), by personal delivery, or by fax with confirmation of receipt to the address set forth on the first page of this Agreement or such other address of which a party subsequently may give notice to all the other parties.

8.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Phoenix, neither Partners nor ERAS JV may assign their rights, duties or obligations hereunder or any part thereof to any other Person. Phoenix may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more Affiliates.

8.3 Entire Agreement. This Agreement, the Disclosure Memorandum and all other certificates, schedules and other documents delivered pursuant thereto constitute the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede and are in full substitution of any and all prior agreements and understandings written or oral between the parties relating to such transactions.

8.4 Descriptive Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.6 Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

8.7 Governing Law, Jurisdiction and Venue. This Agreement is executed by the parties and shall be construed in accordance with and governed by the laws of the State of Florida.

8.8 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, their respective successors and assigns, and the Indemnified
Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement.

8.9 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

Each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


PHOENIX:                                         ERAS JV:

PHOENIX INTERNATIONAL LTD, INC.                  ERAS JV



By: /s/ Theodore C. Burns                        By: /s/ David L. Wilson
   ----------------------------                     ----------------------------
   Theodore C. Burns                                David L. Wilson
   CFO                                              President and CEO

PARTNERS:

ERAS, INC.                                       TIB SOFTWARE & SERVICES, INC.



By: /s/ David L. Wilson                          By: Edward V. Lett
   ----------------------------                     ----------------------------
   David L. Wilson                                  Edward V. Lett
   President and CEO                                President and CEO



  /s/ David L. Wilson
-------------------------------
David L. Wilson


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